EXHIBIT 12

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement of Schedule 13D (including amendments and Exhibits thereto) (collectively, the “Schedule 13D”) with regard to the common stock of Physicians Insurance Company of Wisconsin, Inc. (“PIC”), and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Each of the undersigned Reporting Persons on whose behalf the Schedule 13D is filed represents and warrants to each of the other Reporting Persons that the information contained in the Schedule 13D with respect to such Reporting Person is complete and accurate and does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading.

The undersigned, being duly authorized, hereby execute this Agreement as of the date set forth below.

AURORA MEDICAL GROUP, INC.

Dated:	July 14, 2005		/S/ ELIOT J. HUXLEY M.D.
		By:	Eliot Huxley
		Title	President, Aurora Medical Group

DEAN HEALTH SYSTEMS, INC.

Dated:	July 14, 2005		/S/ ALLEN D. KEMP, M.D.
		By:	Allen D. Kemp, M.D.
		Title	CEO & Chairman of the Board

MERCY HEALTH SYSTEM CORPORATION

Dated:	July 14, 2005		/S/ JOSEPH D. NEMETH
		By:	Joseph D. Nemeth
		Title	Vice President

THE MONROE CLINIC, INC.

Dated:	July 14, 2005		/S/ MICHAEL B. SANDERS
		By:	Michael B. Sanders
		Title	President & CEO

Dated:	July 14, 2005		/s/ DAVID H. MOSS
David H. Moss, Individually and as Custodian for Starr H. Moss UWIUTMA and as Trustee, Emergency Resources Group 401(k) Plan

NORTHPOINT MEDICAL GROUP, INC.

Dated:	July 11, 2005		/s/ ANTHONY LINN, M.D.
		By:	Anthony Linn, M.D.
		Title	President